Exhibit 5.1

CONYERS DILL & PEARMAN LETTERHEAD

15th May 2009

The Board of Directors AXIS Capital Holdings Limited AXIS House 92 Pitts Bay Road Pembroke HM 08	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441 299 4965 graham.collis@conyersdillandpearman.com GBC/dhm/376022/285718CorpDocs

Dear Sirs,

AXIS Capital Holdings Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the United States Securities and Exchange Commission (the “Commission”) on 15th May 2009, relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 4,000,000 common shares of the Company, par value US$0.0125 per share (the “Common Shares”), issuable pursuant to Company’s 2007 Long-Term Equity Compensation Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plan. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 15th May 2009, copies of minutes of a meeting of the Board of Directors of the Company held on 6th May 2009 and minutes of a meeting of the members of the Company held on 6th May 2009, certified by the Secretary of the Company on 6th May 2009 (the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us; (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings and remain in full force and effect and have not been rescinded or amended; (e) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (f) that, upon the issuance of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (g) that, at the time of issuance of any Common Shares, shares of the Company will be listed on the New York Stock Exchange and the Bermuda Monetary Authority will not have revoked or amended its consent to the issue of the Common Shares; (h) that, at the time of issuance of any Common Shares, the Company will have sufficient authorised but unissued Common Shares to effect the issue of each Common Share when issued; and (i) that, at the time of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement with the Commission and the issuance of the Common Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/S/ CONYERS DILL & PEARMAN

CONYERS DILL & PEARMAN